Exhibit 99.1

News Release | March 9, 2020

Elizabeth A. Duke and James H. Quigley Resign from Wells Fargo Board

SAN FRANCISCO – March 9, 2020 – Wells Fargo & Company (NYSE: WFC) today announced that Elizabeth A. Duke has resigned as Chair and a member of Wells Fargo’s Board of Directors. Duke was elected Chair of Wells Fargo’s Board, effective January 2018, and previously served as Vice Chair from October 2016 through December 2017. She served on a number of committees in her time on the Board, including the Finance, Governance and Nominating, and Risk Committees.

Wells Fargo also announced that James H. Quigley has resigned as a member of the Board.

Both resignations were effective Sunday, March 8th.

Charles H. Noski will serve as Chair of the Wells Fargo Board. Noski joined the Board in June 2019. He is a retired Vice Chairman and former Chief Financial Officer of Bank of America Corporation.

CEO Charlie Scharf said, “On behalf of Wells Fargo and all of its employees, I would like to thank Betsy and Jim for the contributions they have made over the past several years. They have helped the Board navigate significant challenges relating to the sales practices issues, and they began the hard work of instituting necessary changes in leadership, governance, compensation programs and our business model that form the foundation on which we are continuing to rebuild the trust we’ve lost. We wish them the best.”

Duke and Quigley said, “Since we were made aware of the egregious harms suffered by Wells Fargo’s customers, we were and remain fiercely determined to do right by them and to strengthen the bank’s culture and controls. We have made these our top priorities. In addition, we hired new external leadership with the ability to be an effective change-agent, which we found with our CEO, Charlie Scharf. As the markets face increasing volatility, a strong Wells Fargo is needed now more than ever. Out of continued loyalty to Wells Fargo and ongoing commitment to serve our customers and employees, we recommended to our colleagues on the Board that we step down from our leadership roles and they have accepted our resignation from the Board. We believe that our decision will facilitate the bank’s and the new CEO’s ability to turn the page and avoid distraction that could impede the bank’s future progress.”

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,400 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 260,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories.

© 2020 Wells Fargo Bank, N.A. All rights reserved.

Contact Information

Media

Arati Randolph, (704) 383-6996

Arati.randolph1@wellsfargo.com

Jennifer Langan, (213) 598-1490

Jennifer.L.Langan@wellsfargo.com

Investor Relations

John Campbell, (415) 396-0523

john.m.campbell@wellsfargo.com

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2	March 9, 2020 | News Release